S&P GLOBAL REPORTS
SECOND QUARTER RESULTS

Revenue Increased 7% led by a 13% Increase at S&P Dow Jones Indices

Diluted EPS Increased 12% to $1.82

Adjusted Diluted EPS Increased 26% to $2.17

Operating Profit Margin Decreased 250 Basis Points to 42%

Adjusted Operating Profit Margin Increased 230 Basis Points to 49%

Expanded Differentiated Content with RateWatch Acquisition and Crunchbase Agreement

New York, NY, July 26, 2018 – S&P Global (NYSE: SPGI) today reported second quarter 2018 results with revenue of $1,609 million, an increase of 7% compared to the same period last year with growth in every business segment. On an organic basis and excluding the favorable impact from foreign exchange, revenue increased 5%.

Net income increased 9% to $461 million and diluted earnings per share increased 12% to $1.82 as a result of revenue growth, operating leverage and U.S. tax reform. Adjusted net income increased 23% to $549 million and adjusted diluted earnings per share increased 26% to $2.17. The adjustments in the second quarter of 2018 were for legal settlement reserves, deal-related amortization and Kensho retention related expenses.

“We continued to provide the essential intelligence necessary to help our customers navigate market events including trade tensions, Brexit, MiFID II, and the unwinding of quantitative easing. Despite these uncertainties, global GDP growth continues to be strong and the Company delivered solid second quarter results,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. “Much like the first quarter, market volatility resulted in strong exchange-traded derivative revenue in our Index business and our Ratings business delivered top-line growth despite a decline in global bond issuance.”

Margin: The Company’s operating profit margin decreased 250 basis points to 42% due to an increase in legal reserves associated with settling the final significant financial crisis litigation. The adjusted operating profit margin increased 230 basis points to 49% due to revenue growth and operating leverage.

Return of Capital: During the second quarter, the Company returned $126 million to shareholders in dividends. The $1 billion accelerated share repurchase (ASR) agreement initiated during the first quarter continues and we expect to complete the ASR during the third quarter and receive additional shares at that time.

Ratings: Revenue increased 4% to $775 million in the second quarter. Bank loan ratings and structured finance were the areas of strength during the quarter increasing 22% and 18%, respectively, versus the second quarter of 2017. Non-transaction revenue increased 7% to $378 million due to growth in fees associated with surveillance, new entity ratings and Rating Evaluation Service fees. Transaction revenue increased 1% to $397 million as increased bank loan ratings revenue offset a decline in bond ratings revenue.

U.S. revenue increased 3% and international revenue increased 5% with gains in EMEA and Asia-Pacific offsetting declines in Latin America and Canada. International represented 43% of second quarter revenue.

Operating profit decreased 7% to $369 million and the operating profit margin declined 530 basis points to 48% compared to the second quarter of 2017 due to an increase in legal reserves associated with settling the final significant financial crisis litigation. Adjusted operating profit increased 12% to $443 million and the adjusted operating profit margin improved 400 basis points to 57% due to revenue growth, lower incentives and productivity improvements.

S&P Dow Jones Indices: S&P Dow Jones Indices LLC is a majority-owned subsidiary. The consolidated results are included in S&P Global's income statement and the portion related to the 27% noncontrolling interest is removed in net income attributable to noncontrolling interests.

Revenue increased 13% to $209 million in the second quarter of 2018 due to an increase in asset-linked fees and revenue associated with exchange-traded derivatives. Revenue from ETFs is the largest component of asset-linked fees, and average ETF AUM associated with the Company’s indices increased 21%. Revenue associated with exchange-traded derivatives activity increased 17%.

Operating profit increased 15% to $136 million and the operating profit margin improved 70 basis points to 65% due to revenue growth and operating leverage. Adjusted operating profit increased 15% to $138 million and the adjusted operating profit margin improved 70 basis points to 66%. Operating profit attributable to the Company increased 13% to $99 million. Adjusted operating profit attributable to the Company increased 14% to $101 million.

Market Intelligence: Revenue increased 8% to $447 million in the second quarter of 2018 with solid gains across Desktop, Risk Services, and Data Management Solutions. Quarterly operating profit increased 14% to $128 million. The operating profit margin improved 170 basis points to 29% as revenue gains outpaced operational expenses and investments in commercial and data. Adjusted operating profit increased 9% to $146 million. Adjusted operating profit margin improved 40 basis points to 33%.

During the quarter, Market Intelligence acquired RateWatch, a B2B data business that offers subscription and custom reports on bank deposits, loans, fees, and other product data to the financial services industry. In addition, the business reached an agreement with Crunchbase to add additional private company data to the Market Intelligence platform.

Platts: Revenue increased 7% to $205 million with growth in the core subscription business partially offset by a decline in Global Trading Services due to reduced trading volumes in key commodity products as a result of lower volatility and market trends. Quarterly operating profit increased 25% to $98 million and the operating profit margin increased 700 basis points to 48% due primarily to asset write-offs and restructuring in the prior period. Adjusted operating profit increased 11% to $102 million and adjusted operating profit margin improved 190 basis points to 50% primarily due to revenue growth and operating leverage.

Corporate Unallocated: Corporate Unallocated includes corporate center revenue, expenses, and certain non-allocated items, such as excess real estate costs. Corporate Unallocated operating loss increased 62% to $59 million due to Kensho expenses including retention-related expenses. Corporate Unallocated adjusted operating loss increased 7% to $39 million due to Kensho expenses excluding retention-related expenses. Without Kensho, Corporate Unallocated adjusted operating loss declined $3 million due to a reduction in excess real estate costs.

Provision for Income Taxes: U.S. tax reform has had an immediate and meaningful impact on the Company's effective tax rate. The Company’s effective tax rates in the second quarter of 2018 and 2017 were 23.8% and 28.6%, respectively. The Company’s adjusted effective tax rate decreased to 23.9% in the second quarter of 2018 compared to 28.9% in the same period last year.

Balance Sheet and Cash Flow: Cash, cash equivalents, and restricted cash at the end of the second quarter were $1.9 billion. In the first six months of 2018, cash provided by operating activities was $903 million, cash used for investing activities was $305 million, and cash used for financing activities was $1,404 million. Free cash flow was $765 million, an increase of $201 million from the same period in 2017 primarily due to an increase in net income from revenue growth, lower taxes, as well as improved working capital. Free cash flow, excluding the after tax payment of legal settlements, was $787 million.

Outlook: The Company is maintaining its GAAP diluted EPS guidance in a range of $7.75 to $7.90 and its adjusted diluted EPS guidance in a range of $8.45 to $8.60.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted diluted earnings per share, adjusted net income, adjusted operating profit and margin, organic revenue, adjusted Corporate Unallocated, adjusted effective tax rates, adjusted diluted EPS guidance, free cash flow and free cash flow excluding certain items. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP on Exhibits 5, 8 and 9. The Company’s non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than free cash flow and free cash flow excluding certain items, enables investors to better compare the Company’s performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of free cash flow and free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Conference Call/Webcast Details: The Company’s senior management will review the second quarter 2018 earnings results on a conference call scheduled for today, July 26, at 8:30 a.m. ET. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.spglobal.com.

The Webcast will be available live and in replay at http://investor.spglobal.com/CustomPage/Index?KeyGenPage=1073751596&event=20612. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until August 26, 2018. U.S. participants may call (800) 846-6758; international participants may call +1 (203) 369-3363 (long distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.
Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

▪
the impact of the recent acquisition of Kensho, including the impact on the Company’s results of operations; any failure to successfully integrate Kensho into the Company’s operations; any failure to attract and retain key employees; and the risk of litigation, unexpected costs, charges or expenses relating to the acquisition;

▪
worldwide economic, financial, political and regulatory conditions, including geopolitical uncertainty and conditions that may result from legislative, regulatory, trade and policy changes associated with the current U.S. administration or the United Kingdom’s withdrawal from the European Union;

▪
the rapidly evolving regulatory environment, in Europe, the United States and elsewhere, affecting Ratings, Platts, Indices, and Market Intelligence, including new and amended regulations and the Company’s compliance therewith;

▪	our ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;

▪	the outcome of litigation, government and regulatory proceedings, investigations and inquiries;

▪	the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances;

▪	the demand and market for credit ratings in and across the sectors and geographies where the Company operates;

▪	concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings;

▪	the effect of competitive products and pricing, including the level of success of new product developments and global expansion;

▪	consolidation in the Company’s end-customer markets;

▪	the introduction of competing products or technologies by other companies;

▪	the impact of customer cost-cutting pressures, including in the financial services industry and the commodities markets;

▪	a decline in the demand for credit risk management tools by financial institutions;

▪	the level of merger and acquisition activity in the United States and abroad;

▪	the volatility of the energy marketplace;

▪	the health of the commodities markets;

▪	our ability to attract, incentivize and retain key employees;

▪
the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential of a system or network disruption that results in regulatory penalties, remedial costs or improper disclosure of confidential information or data;

▪
the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event;

▪
our ability to adjust to changes in European and United Kingdom markets as the United Kingdom leaves the European Union, and the impact of the United Kingdom’s departure on our credit rating activities and other European and United Kingdom offerings;

▪	changes in applicable tax or accounting requirements;

▪	guidance and information regarding the implementation of the Tax Cuts and Jobs Act;

▪	the level of the Company’s future cash flows and capital investments;

▪	the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates; and

▪
the Company’s exposure to potential criminal sanctions or civil penalties if it fails to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law.

Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including the “Risk Factors” section in the Company’s most recently filed Annual Report on Form 10-K.

About S&P Global
S&P Global is a leading provider of transparent and independent ratings, benchmarks, analytics and data to the capital and commodity markets worldwide. The Company’s divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. S&P Global has approximately 20,000 employees in 31 countries. For more information visit www.spglobal.com.

Investor Relations: http://investor.spglobal.com

Get news direct via RSS:
http://investor.spglobal.com/RSS-Feeds/Index?keyGenPage=1073751617

Contact:
Investor Relations:
Chip Merritt
Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@spglobal.com

News Media:
Jason Feuchtwanger
Director, Corporate Media Relations
(212) 438-1247 (office)
jason.feuchtwanger@spglobal.com

Exhibit 1

S&P Global
Condensed Consolidated Statements of Income
Three and six months ended June 30, 2018 and 2017
(dollars in millions, except per share data)

(unaudited)	Three Months			Six Months
	2018	2017	% Change	2018	2017	% Change

Revenue	$1,609	$1,509	7%	$3,176	$2,962	7%
Expenses	937	841	11%	1,793	1,656	8%
Operating profit	672	668	1%	1,383	1,306	6%
Other income, net	(11)	(9)	31%	(16)	(18)	(11)%
Interest expense, net	26	37	(28)%	61	74	(18)%
Income before taxes on income	657	640	3%	1,338	1,250	7%
Provision for taxes on income	156	183	(15)%	303	363	(17)%
Net income	501	457	10%	1,035	887	17%
Less: net income attributable to noncontrolling interests	(40)	(36)	12%	(84)	(67)	23%
Net income attributable to S&P Global Inc.	$461	$421	9%	$951	$820	16%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$1.83	$1.63	12%	$3.78	$3.18	19%
Diluted	$1.82	$1.62	12%	$3.75	$3.15	19%

Weighted-average number of common shares outstanding:
Basic	251.1	257.3		251.7	257.7
Diluted	253.3	259.9		253.8	260.4

Actual shares outstanding at period end				251.4	257.0

Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2

S&P Global
Condensed Consolidated Balance Sheets
June 30, 2018 and December 31, 2017
(dollars in millions)

(unaudited)	June 30,	December 31,
	2018	2017

Assets:
Cash, cash equivalents, and restricted cash	$1,935	$2,779
Other current assets	1,533	1,545
Total current assets	3,468	4,324
Property and equipment, net	273	275
Goodwill and other intangible assets, net	4,991	4,377
Other non-current assets	485	449
Total assets	$9,217	$9,425

Liabilities and Equity:
Short-term debt	$—	$399
Unearned revenue	1,689	1,613
Other current liabilities	1,035	1,202
Long-term debt	3,660	3,170
Pension, other postretirement benefits and other non-current liabilities	766	923
Total liabilities	7,150	7,307
Redeemable noncontrolling interest	1,431	1,350
Total equity	636	768
Total liabilities and equity	$9,217	$9,425

Exhibit 3

S&P Global
Condensed Consolidated Statements of Cash Flows
Six months ended June 30, 2018 and 2017
(dollars in millions)

(unaudited)	2018	2017

Operating Activities:
Net income	$1,035	$887
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	40	39
Amortization of intangibles	57	49
Stock-based compensation	46	41
Other	112	39
Net changes in other operating assets and liabilities	(387)	(381)
Cash provided by operating activities	903	674

Investing Activities:
Capital expenditures	(60)	(56)
Acquisitions, net of cash acquired	(246)	(70)
Proceeds from dispositions	—	2
Changes in short-term investments	1	—
Cash used for investing activities	(305)	(124)

Financing Activities:
Proceeds from issuance of senior notes, net	489	—
Payments on senior notes	(403)	—
Dividends paid to shareholders	(253)	(212)
Distributions to noncontrolling interest holders	(78)	(54)
Repurchase of treasury shares	(1,100)	(346)
Exercise of stock options, employee withholding tax on share-based payments, and other	(59)	(6)
Cash used for financing activities	(1,404)	(618)
Effect of exchange rate changes on cash	(38)	60
Net change in cash, cash equivalents, and restricted cash	(844)	(8)
Cash, cash equivalents, and restricted cash at beginning of period	2,779	2,392
Cash, cash equivalents, and restricted cash at end of period	$1,935	$2,384

Exhibit 4

S&P Global
Operating Results
Three and six months ended June 30, 2018 and 2017
(dollars in millions)

(unaudited)	Three Months			Six Months
	Revenue			Revenue

	2018	2017	% Change	2018	2017	% Change

Ratings	$775	$747	4%	$1,523	$1,461	4%
Market Intelligence	447	414	8%	884	816	8%
Platts	205	192	7%	401	383	5%
Indices	209	184	13%	423	355	19%
Corporate	5	—	N/M	5	—	N/M
Intersegment Elimination	(32)	(28)	(13)%	(60)	(53)	(13)%
Total revenue	$1,609	$1,509	7%	$3,176	$2,962	7%

	Expenses			Expenses

	2018	2017	% Change	2018	2017	% Change

Ratings (a)	$406	$352	15%	$746	$692	8%
Market Intelligence (b)	319	302	6%	644	600	7%
Platts (c)	107	114	(6)%	213	223	(4)%
Indices (d)	73	65	11%	140	122	15%
Corporate Unallocated expense (e)	64	36	76%	110	72	52%
Intersegment Elimination	(32)	(28)	(13)%	(60)	(53)	(13)%
Total expenses	$937	$841	11%	$1,793	$1,656	8%

	Operating Profit			Operating Profit

	2018	2017	% Change	2018	2017	% Change

Ratings (a)	$369	$395	(7)%	$777	$769	1%
Market Intelligence (b)	128	112	14%	240	216	11%
Platts (c)	98	78	25%	188	160	17%
Indices (d)	136	119	15%	283	233	21%
Total reportable segments	731	704	4%	1,488	1,378	8%
Corporate Unallocated (e)	(59)	(36)	(62)%	(105)	(72)	(45)%
Total operating profit	$672	$668	1%	$1,383	$1,306	6%

N/M - not meaningful

(a)
The three and six months ended June 30, 2018 includes legal settlement expenses of $73 million. The six months ended June 30, 2017 includes legal settlement expenses of $2 million. Additionally, amortization of intangibles from acquisitions of $1 million is included for the three months ended June 30, 2018 and 2017 and $1 million and $2 million for the six months ended June 30, 2018 and 2017, respectively.

(b)
Amortization of intangibles from acquisitions of $18 million is included for the three months ended June 30, 2018 and 2017 and $36 million and $35 million for the six months ended June 30, 2018 and 2017, respectively. The three and six months ended June 30, 2017 includes employee severance charges of $4 million and the six months ended June 30, 2017 includes a non-cash disposition-related adjustment of $4 million.

(c)
Amortization of intangibles from acquisitions of $4 million and $5 million is included in the three months ended June 30, 2018 and 2017 and $9 million for the six months ended June 30, 2018 and 2017. The three and six months ended June 30, 2017 includes a charge to exit a leased facility of $6 million, an asset write-off of $2 million and employee severance charges of $1 million, and the six months ended June 30, 2017 includes a non-cash acquisition-related adjustment of $11 million.

(d)
Amortization of intangibles from acquisitions of $2 million and $1 million is included for the three months ended June 30, 2018 and 2017, respectively, and $3 million for the six months ended June 30, 2018 and 2017, respectively.

(e)	The three and six months ended June 30, 2018 includes Kensho retention related expense of $12 million and amortization of intangibles from acquisitions of $8 million.

Exhibit 5

S&P Global
Operating Results - Reported vs. Adjusted
Non-GAAP Financial Information
Three and six months ended June 30, 2018 and 2017
(dollars in millions, except per share amounts)

Adjusted Operating Profit

(unaudited)		Three Months			Six Months
		2018	2017	% Change	2018	2017	% Change

Ratings	Operating Profit	$369	$395	(7)%	$777	$769	1%
	Non-GAAP Adjustments (a)	73	—		73	2
	Deal-Related Amortization	1	1		1	2
	Adjusted Operating Profit	$443	$396	12%	$851	$774	10%

Market Intelligence	Operating Profit	$128	$112	14%	$240	$216	11%
	Non-GAAP Adjustments (b)	—	4		—	8
	Deal-Related Amortization	18	18		36	35
	Adjusted Operating Profit	$146	$134	9%	$276	$259	7%

Platts	Operating Profit	$98	$78	25%	$188	$160	17%
	Non-GAAP Adjustments (c)	—	9		$—	$20
	Deal-Related Amortization	4	5		$9	$9
	Adjusted Operating Profit	$102	$92	11%	$196	$189	4%

Indices	Operating Profit	$136	$119	15%	$283	$233	21%
	Deal-Related Amortization	2	1		3	3
	Adjusted Operating Profit	$138	$120	15%	$286	$236	21%

Total Segments	Operating Profit	$731	$704	4%	$1,488	$1,378	8%
	Non-GAAP Adjustments (a) (b) (c)	73	13		73	30
	Deal-Related Amortization	25	25		49	49
	Adjusted Segment Operating Profit	$829	$742	12%	$1,609	$1,458	10%

Corporate Unallocated	Corporate Unallocated	$(59)	$(36)	(62)%	$(105)	$(72)	(45)%
	Non-GAAP Adjustments (d)	12	—		12	—
	Deal-Related Amortization	8	—		8	—
	Adjusted Corporate Unallocated	$(39)	$(36)	(7)%	$(85)	$(72)	(17)%

Total SPGI	Operating Profit	$672	$668	1%	$1,383	$1,306	6%
	Non-GAAP Adjustments (a) (b) (c) (d)	85	13		85	30
	Deal-Related Amortization	33	25		57	49
	Adjusted Operating Profit	$790	$706	12%	$1,525	$1,386	10%

Exhibit 5

Adjusted Provision for Income Taxes

(unaudited)	Three Months			Six Months
	2018	2017	% Change	2018	2017	% Change

Provision for Income Taxes	$156	$183	(15)%	$303	$363	(17)%
Non-GAAP Adjustments (a) (b) (c)	21	5		21	14
Deal-Related Amortization	8	8		14	17
Adjusted Provision for Income Taxes	$185	$196	(6)%	$338	$394	(14)%

Adjusted Effective Tax Rate

(unaudited)	Three Months			Six Months
	2018	2017	% Change	2018	2017	% Change

Adjusted Operating Profit	$790	$706	12%	$1,525	$1,386	10%
Other Income, Net	(11)	(9)		(16)	(18)
Interest Expense, Net	26	37		61	74
Adjusted Income Before Taxes on Income (1)	775	678	14%	1,480	1,330	11%
Adjusted Provision for Income Taxes (2)	185	196		338	394
Adjusted Effective Tax Rate (2)/(1)	23.9%	28.9%		22.8%	29.6%

Adjusted Net Income attributable to SPGI and Adjusted Diluted EPS

(unaudited)	2018		2017		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

	Three Months
As Reported	$461	$1.82	$421	$1.62	9%	12%
Non-GAAP Adjustments (a) (b) (c) (d)	63	0.25	9	0.03
Deal-Related Amortization	25	0.10	16	0.06
Adjusted	$549	$2.17	$446	$1.72	23%	26%

	Six Months
As Reported	$951	$3.75	$820	$3.15	16%	19%
Non-GAAP Adjustments (a) (b) (c)	64	0.25	17	0.07
Deal-Related Amortization	44	0.17	31	0.12
Adjusted	$1,059	$4.17	$868	$3.33	22%	25%

Note - Totals presented may not sum due to rounding.
Note - Adjusted operating margin for Ratings, Market Intelligence, Platts and Indices was 57%, 33%, 50% and 66% for the three months ended June 30, 2018. Adjusted operating margin for the Company was 49% for the three months ended June 30, 2018. Adjusted operating margin for Ratings, Market Intelligence, Platts and Indices was 56%, 31%, 49%, and 68% for the six months ended June 30, 2018. Adjusted operating margin for the Company was 48% for the six months ended June 30, 2018.

(a)
The three and six months ended June 30, 2018 includes legal settlement expenses of $73 million ($55 million after-tax). The six months ended June 30, 2017 includes legal settlement expenses of $2 million ($1 million after-tax).

(b)
The three and six months ended June 30, 2017 includes employee severance charges of $4 million ($3 million after-tax), and the six months ended June 30, 2017 includes a non-cash disposition-related adjustment of $4 million ($4 million after-tax).

Exhibit 5

(c)
The three and six months ended June 30, 2017 includes a charge to exit a leased facility of $6 million ($3 million after-tax), an asset write-off of $2 million ($1 million after-tax) and employee severance charges of $1 million ($1 million after-tax). The six months ended June 30, 2017 includes non-cash acquisition-related adjustments of $11 million ($3 million after-tax).

(d)	The three and six months ended June 30, 2018 includes an adjustment for Kensho retention related expense of $12 million ($9 million after-tax).

Exhibit 6

S&P Global
Revenue Information
Three and six months ended June 30, 2018 and 2017
(dollars in millions)

Revenue by Type

(unaudited)	Three Months
	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
	Ratings			Market Intelligence			Platts
Non-Subscription / Transaction (a) (f)	$397	$394	1%	$11	$11	(1)%	$4	$4	(11)%
Non-Transaction (b)	378	353	7%	—	—	N/M	—	—	N/M
Subscription (c) (f)	—	—	N/M	431	397	8%	188	174	8%
Asset-Linked Fees (d)	—	—	N/M	5	6	(3)%	—	—	N/M
Sales Usage-Based Royalties (e)	—	—	N/M	—	—	N/M	13	14	(6)%
Total revenue	$775	$747	4%	$447	$414	8%	$205	$192	7%

	Indices			Corporate			Intersegment Elimination
	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
Non-Subscription / Transaction (a) (f)	$—	$—	N/M	$—	$—	N/M	$—	$—	N/M
Non-Transaction (b)	—	—	N/M	—	—	N/M	(32)	(28)	(13)%
Subscription (c) (f)	36	37	(4)%	5	—	N/M	—	—	N/M
Asset-Linked Fees (d)	135	114	18%	—	—	N/M	—	—	N/M
Sales Usage-Based Royalties (e)	38	33	17%	—	—	N/M	—	—	N/M
Total revenue	$209	$184	13%	$5	$—	N/M	$(32)	$(28)	(13)%

(unaudited)	Six Months
	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
	Ratings			Market Intelligence			Platts
Non-Subscription / Transaction (a) (f)	$766	$767	—%	$20	$22	(12)%	$6	$7	(14)%
Non-Transaction (b)	757	694	9%	—	—	N/M	—	—	N/M
Subscription (c) (f)	—	—	N/M	854	783	9%	369	346	7%
Asset-Linked Fees (d)	—	—	N/M	10	11	(8)%	—	—	N/M
Sales Usage-Based Royalties (e)	—	—	N/M	—	—	N/M	26	30	(12)%
Total revenue	$1,523	$1,461	4%	$884	$816	8%	$401	$383	5%

	Indices			Corporate			Intersegment Elimination
	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
Non-Subscription / Transaction (a) (f)	$—	$—	N/M	$—	$—	N/M	$—	$—	N/M
Non-Transaction (b)	—	—	N/M	—	—	N/M	(60)	(53)	(13)%
Subscription (c) (f)	69	68	—%	5	—	N/M	—	—	N/M
Asset-Linked Fees (d)	265	222	20%	—	—	N/M	—	—	N/M
Sales Usage-Based Royalties (e)	89	65	37%	—	—	N/M	—	—	N/M
Total revenue	$423	$355	19%	$5	$—	N/M	$(60)	$(53)	(13)%

N/M - not meaningful

(a)	Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates.

Exhibit 6

(b)
Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $26 million and $52 million for the three and six months ended June 30, 2018, respectively, and $25 million and $49 million for the three and six months ended June 30, 2017, respectively, charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.

(c)
Subscription revenue is related to credit ratings-related information products, Market Intelligence Desktop products, investment research products and other data subscriptions, real-time news, market data and price assessments, along with other information products.

(d)	Asset-linked fees primarily related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.

(e)
Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing of its proprietary market price data and price assessments to commodity exchanges.

(f)
In the third quarter of 2017, we reevaluated our subscription and non-subscription revenue presentation which resulted in a reclassification of $25 million and $43 million from non-subscription revenue to subscription revenue for the three and six months ended June 30, 2017.

Exhibit 7

S&P Global
Revenue by Geographic Area
Three and six months ended June 30, 2018 and 2017
(dollars in millions)

(unaudited)	U.S.			International
	2018	2017	% Change	2018	2017	% Change

	Three Months
Ratings	$444	$432	3%	$331	$315	5%
Market Intelligence	284	282	1%	163	132	23%
Platts	71	71	(1)%	134	121	11%
Indices	174	151	15%	35	33	5%
Corporate	5	—	N/M	—	—	N/M
Intersegment elimination	(18)	(15)	(16)%	(14)	(13)	(10)%
Total revenue	$960	$921	4%	$649	$588	10%

	Six Months
Ratings	$866	$851	2%	$657	$610	8%
Market Intelligence	574	552	4%	310	264	18%
Platts	140	143	(2)%	261	240	9%
Indices	358	293	22%	65	62	5%
Corporate	5	—	N/M	—	—	N/M
Intersegment elimination	(32)	(27)	(17)%	(28)	(26)	(9)%
Total revenue	$1,911	$1,812	5%	$1,265	$1,150	10%

Exhibit 8

S&P Global
Non-GAAP Financial Information
Three and six months ended June 30, 2018 and 2017
(dollars in millions)
 Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	Six Months
	2018	2017
Cash provided by operating activities	$903	$674
Capital expenditures	(60)	(56)
Distributions to noncontrolling interest holders	(78)	(54)
Free cash flow	$765	$564
Tax on gain from sale of SPSE and CMA	—	67
Payment of legal settlements	29	4
Tax benefit from legal settlements	(7)	—
Free cash flow excluding certain items	$787	$635

 S&P Global Organic Revenue

(unaudited)	Three Months			Six Months
	2018	2017	% Change	2018	2017	% Change
Total revenue	$1,609	$1,509	7%	$3,176	$2,962	7%
Ratings acquisition	(1)	—		(3)	—
Market Intelligence acquisitions	(3)	—		(4)	—
Corporate acquisition	(5)	—		(5)	—
Total adjusted revenue	$1,600	$1,509	6%	$3,164	$2,962	7%

Organic revenue constant currency basis	$1,586	$1,509	5%	$3,126	$2,962	6%

Ratings Organic Revenue

(unaudited)	Three Months			Six Months
	2018	2017	% Change	2018	2017	% Change
Ratings revenue	$775	$747	4%	$1,523	$1,461	4%
Acquisition	(1)	—		(3)	—
Adjusted Ratings revenue	$774	$747	4%	$1,520	$1,461	4%

Market Intelligence Organic Revenue

(unaudited)	Three Months			Six Months
	2018	2017	% Change	2018	2017	% Change
Market Intelligence revenue	$447	$414	8%	$884	$816	8%
Acquisitions	(3)	—		(4)	—
Adjusted Market Intelligence revenue	$444	$414	7%	$880	$816	8%

Adjusted Indices Net Operating Profit

(unaudited)	Three Months			Six Months
	2018	2017	% Change	2018	2017	% Change
Adjusted operating profit	$138	$120	15%	$286	$236	21%
Income attributable to noncontrolling interests	37	31		76	61
Adjusted Net Operating Profit	$101	$89	14%	$210	$175	20%

Exhibit 8

Adjusted Corporate Unallocated Expense

(unaudited)	Three Months			Six Months
	2018	2017	% Change	2018	2017	% Change
Corporate Unallocated	$(59)	$(36)	(62)%	$(105)	$(72)	(45)%
Corporate Revenue	(5)	—		(5)	—
Corporate Unallocated Expense	(64)	(36)	76%	(110)	(72)	52%
Non-GAAP Adjustments	12	—		12	—
Deal-Related Amortization	8	—		8	—
Adjusted Kensho Expense (a)	11	—		11	—
Adjusted Corporate Unallocated Expense	$(33)	$(36)	(9)%	$(79)	$(72)	10%

(a)	The three and six months ended June 30, 2018 excludes amortization of intangibles from acquisitions of $8 million and an adjustment for Kensho retention related expense of $12 million.

Exhibit 9

S&P Global
 Non-GAAP Guidance

Reconciliation of 2018 Non-GAAP Guidance

(unaudited)
	Low	High
GAAP Diluted EPS	$7.75	$7.90
Deal-related amortization	0.40	0.40
Compensation for replacement equity awards and retention plans	0.09	0.09
Integration costs	0.01	0.01
Legal settlement	0.20	$0.20
Non-GAAP Diluted EPS	$8.45	$8.60